Approved 3/1/00

                              L. B. FOSTER COMPANY
                        2000 INCENTIVE COMPENSATION PLAN

I.       PURPOSE

         To provide incentives and rewards to salaried employees based upon overall corporate profitability and the performance of individual operating units.

II.      CERTAIN DEFINITIONS

     The terms below shall be defined as follows for the purposes of the L. B. Foster Company 2000 Incentive Compensation Plan. The definitions of accounting terms shall be subject to such adjustments as are approved by the Corporation's Chief Executive Officer.

         2.1 "Average Unit Income" shall mean for each Operating Unit the sum of such Operating Unit's "Operating Unit Income" for the years 1997, 1998 and 1999 divided by three, subject to such adjustments as may be made by the Chief Executive Officer.

         2.2 "Base Compensation" shall mean the total base salary, rounded to the nearest whole dollar, actually paid to a Participant during 2000, excluding payment of overtime, incentive compensation, commissions, reimbursement of expenses incurred for the Participant's benefit, or any other payments not deemed part of a Participant's base salary; provided, however, that the Participant's contributions to the Corporation's Voluntary Investment Plan shall be included in Base Compensation. Base Compensation for employees who die, retire or are terminated shall include only such compensation paid to such employee during 2000 with respect to the period prior to death, retirement or termination.

         2.3 "Base Fund" shall mean the aggregate amount of all cash payments to be made pursuant to this Plan prior to adjustments pursuant to Article IV, which amount shall be determined pursuant to Section 3.1 hereof.

     2.4 "Committee" shall mean the Personnel and Compensation Committee of the Board of Directors and any successors thereto.

     2.5 "Corporation" shall mean L. B. Foster Company and those subsidiaries thereof in which L.B. Foster Company owns 100% of the outstanding common stock, excluding (except for the purpose of calculating "Pre-Incentive Income") Natmaya, Inc. Fosmart, Inc. and CXT Incorporated.

         2.6 "Cost of Capital" shall mean a charge imposed on an Operating Unit based upon the assets employed by such Operating Unit, as determined by the Chief Executive Officer.

         2.7 "Fund" shall mean the aggregate amount of all payments made to Plan Participants under this Plan, after deducting all discretionary payments made pursuant to Section 3.3 hereof and subject to Article IV.

         2.8 "Individual Incentive Award" shall mean the amount paid to a Participant pursuant to this Plan, which amount shall be determined pursuant to
Section 3.5 hereof and which award shall not exceed the lower of: (a) twice the amount of a Participant's Target Award; or (b) the sum of (i) the portion of the Participant's Individual Incentive Award allocable to the General Pool; plus
(ii) the Participant's Target Award allocable to the Product Pool multiplied by a percentage equal to twice the percentage of Target Award paid to Participants in the General Pool; subject, however, to the provisions of Article VII of this Plan. The limitations herein shall not affect amounts distributed under Sections
3.3 or 6.2.

         2.9 "Operating Unit" shall mean the following units or divisions which are reported in the Company's internal financial statements: Foster Coated Pipe, Threaded Products, Allegheny Rail Products, Foster Technologies, Inc., New Rail, Relay Rail, Transit Products, Mining Products, Piling, Fabricated Products and Geotech, subject to such adjustments as may be made by the Chief Executive Officer.

         2.10 "Operating Unit Income" shall mean an Operating Unit's 2000 gross profit at actual plus (minus) other income (expense) less allocated and direct sales expense and direct administrative expense and Cost of Capital, subject to such adjustments as may be made by the Chief Executive Officer.

         2.11 "Participant" shall mean a salaried employee of the Corporation who satisfies all of the eligibility requirements set forth in Article V hereof.

     2.12 "Plan" shall mean the L. B. Foster Company 2000 Incentive Compensation Plan, which Plan shall be in effect only with respect to the fiscal year ending December 31, 2000.

         2.13 "Pool" shall mean the Product Pool and/or General Pool, as calculated pursuant to Section 3.4 hereof, subject to such adjustments as are approved by the Chief Executive Officer.

         2.14 "Pre-Incentive Income" shall mean the audited pre-tax income of the Corporation for the fiscal year ending December 31, 2000 determined in accordance with generally-accepted accounting principles, excluding (i) benefits payable under this Plan; and (ii) any portion of gains or losses arising from transactions not in the ordinary course of business which the Committee, in its sole discretion, determines to exclude.

         2.15 "Target Award" shall mean the product of a Participant's Base Compensation multiplied by said Participant's Target Percentage.

         2.16 "Target Percentage" shall mean those percentages assigned to Participants pursuant to Section 3.2 hereof.

III.     PLAN DESCRIPTION

     3.1 Base Fund. Subject to Article IV, the amount of the Base Fund shall be calculated by adding the flat rate contribution determined in 3.1A to the marginal rate contributions determined in 3.1B.

     3.1A Flat Rate Contribution. The flat rate contribution shall be determined
by  multiplying  the  Corporation's   Pre-Incentive   Income  by  the  following
percentages:

Pre-Incentive Income              Percentage         Flat Rate Contribution


$0 - $5,999.999                           0                                0
$6,000,000 and Over                      15                $900,000 and Over


         3.1B Marginal Rate Contribution. If the Corporation achieves any of the following levels of Pre-Incentive Income, the marginal rate contribution shall be determined by adding together the marginal rate contributions through the level of Pre-Incentive Income actually achieved.



                             Marginal     Maximum
 Pre-Incentive Income        Percentage   Marginal
                             Rate         Rate
                                          Contribution
--------------------------- --------------------------------
--------------------------- --------------------------------
$0 - $6,999,999                   0            0
--------------------------- -------------------------------
--------------------------- -------------------------------
$7,000,000 - $7,999,999           1            $10,000
--------------------------- ---------------------------------
--------------------------- --------------------------------
$8,000,000 - $8,999,999           2            $20,000
--------------------------- --------------------------------
--------------------------- --------------------------------
$9,000,000 - $9,999,999           3            $30,000
--------------------------- --------------------------------
--------------------------- --------------------------------
$10,000,000 - $10,999,999           4            $40,000
--------------------------- --------------------------------
--------------------------- --------------------------------
$11,000,000 and Over                5            N/A
--------------------------- --------------------------------

     Example: If the Corporation earned $11,500,000 in Pre-Incentive Income the Base Fund would be $1,850,000, calculated as follows:

                     =

a.       Calculate Flat Rate Contribution

         $11,500,000 X 15% = $1,725,000

b.       Calculate Marginal Rate Contribution

         $10,000 + $20,000 + $30,000 + $40,000 + ($500 ,000 X 5%) =   $125,000

c.       Calculate Base Fund

         $1,725,000 + $125,000 = $1,850,000


         3.2 Target Percentages. Subject to adjustment as set forth below, each Participant shall have a Target Percentage based upon the grade level of such Participant, unless determined otherwise by the Chief Executive Officer, on July 1, 2000, as follows:

Result:  % Of Base
Grade Levels                                            Compensation

Grade 10, Plant Managers                                       12.5
Grade 10, Product Managers                                     12.5
Grade 11, Plant Managers                                       15.0
Grade 11, Product Managers                                     15.0
Grade 6, Sales Positions                                       15.0
Grade 8, Sales Positions                                       20.0
Grade 9, Sales Positions                                       21.0
Grade 10, Sales Positions                                      22.0
Grade 11, Sales Positions                                      23.0
Grade 12, Sales or Management Positions                        25.0
Grade 13, Sales or Management Positions                        27.0
Grade 14, Sales or Management Positions                        30.0
Grade 15, Sales or Management Positions                        32.0
Grade 16, Sales or Management Positions                        36.0
Grade 17, Sales or Management Positions                        38.0
Grade 18, Sales or Management Positions                        39.0
Grade 19, Sales or Management Positions                        40.0
Grade 20, Sales or Management Positions                        50.0
Grade 21, Sales or Management Positions                        52.0
Grade 22, Sales or Management Positions                        54.0
Grade 23 and Above                                             60.0

Other Employees selected, in writing, by L. B. Foster Company's Chairman of the Board and Chief Executive Officer may also be made Participants in the Plan on such terms as may be approved by the Chairman of the Board and Chief Executive Officer.

         The Chief Executive Officer may determine performance goals for Participants selected by the Chief Executive and the Target Percentage for each such Participant will be adjusted upward or downward based upon such Participant's achievement of such goals. The precise method for determining such adjustments for each such Participant shall be separately scheduled and deemed incorporated herein by reference.

         Those Participants who have retired or died prior to July 1, 2000 shall have a Target Percentage based upon their grade level at death or retirement.

         3.3 Discretionary Payments. Ten percent (10%) of the Base Fund, plus amounts reallocated pursuant to Section 6.1, shall be reserved for discretionary payments to employees of the Corporation including, for purposes of this Section 3.3, employees of CXT Incorporated. The recipients of all such awards and the amounts of any such awards initially shall be selected by the Chief Executive Officer, subject to final approval by the Committee. If any amounts are not paid from the amount herein reserved, such remaining amount shall be allocated to the Fund for distribution among the Pools.

         3.4 Calculation of Pools. Each Participant and all or any portion of each Participant's Target Award shall be assigned to a Pool or Pools by the Chief Executive Officer of the Company. In the absence of a contrary determination by the Chief Executive Officer, 25% of the Target Awards of Participants in the Product Pool shall be allocated to the General Pool. The dollar amount of each Pool will be determined by dividing the portion of the Target Awards assigned to the Pool by the total Target Awards of all Participants and then multiplying such amount by the Fund.

EXAMPLE 1:

THE CORPORATION'S PRE-INCENTIVE INCOME IS $7,100,000. THE TOTAL OF ALL TARGET AWARDS FOR ALL PLAN PARTICIPANTS IS $2,100,000, WITH $1,000,000 ALLOCATED TO THE GENERAL POOL AND $1,100,000 ALLOCATED TO THE PRODUCT POOL. THE DOLLAR AMOUNT OF EACH POOL WOULD BE CALCULATED AS FOLLOWS:

(a)      Determine Base Fund

         ($7,100,000)  x  15% + ($100,000 x 1%) =  $1,066,000

(b)      Calculate Fund By Deducting 10% For "Discretionary Awards"

         $1,066,000  x  90%  =  $959,400

(c)      Determine Amount of Each Pool

         1.       General Pool

                  $1,000,000
                  ---------------           x        $959,400   =   $456,857
                  $2,100,000



         2.       Product Pool

                  $1,100,000
                  ---------------           x        $959,400   =    $502,543
                  $2,100,000

     3.5 Calculation of Individual Incentive Awards. The calculation of an Individual Incentive Award shall be determined based on the Pool(s) to which a Participant is assigned.

         3.5A General Pool Individual Incentive Awards. A General Pool Participant's Individual Incentive Award shall be calculated, subject to the limitations in Section 2.8, as follows:

     (a) Divide Participant's Target Award allocated to General Pool by the sum of all Target Awards allocated to General Pool;

     (b)      Multiply (a) by amount of General Pool.

                  EXAMPLE 2:

     THE GENERAL POOL IS $306,000. THE SUM OF ALL GENERAL POOL PARTICIPANTS' TARGET AWARDS IS $1,000,000. MANAGER JONES HAS A TARGET AWARD OF $19,200:

         $  19,200
         -------------  x   $306,000   =   $5,875 (Individual Incentive Award)
         $1,000,000

         3.5B Product Pool Individual Incentive Awards. The Product Pool shall be divided based upon the relative improvement in the Operating Units' "Operating Unit Income" and the Operating Units' respective shares of all Units' "Operating Unit Income". All Participants in the Product Pool shall be assigned to one or more Operating Unit(s) and their respective Target Awards shall be allocated among one or more Operating Unit(s), all as determined by the Chief Executive Officer. Individual awards shall be calculated, subject to the limitations in Section 2.8, as follows:

                  (a) Add together: (i) all Operating Units' "Operating Unit Income" (disregarding any annual loss which an Operating Unit may have sustained); and (ii) the total improvement in all Units' "Operating Unit Income" over all Units' "Average Unit Income" (disregarding any Unit that did not improve and, for purposes of calculating improvement, counting only a reduced percentage of such improvement, as determined by the Chief Executive Officer but in no event greater than 50%, which represents a reduction from negative "Average Unit Income" to zero).

(b) Divide (a) into the sum of all Operating Units' Operating Unit Income (calculated in the same manner as in (a) above) and multiply the resulting quotient by the amount in the Product Pool (the "Product Operating Income Subpool")

                  (c) Divide (a) into the sum of all improvement in all Units' Operating Unit Income over such Units' respective Average Unit Incomes (calculated in the same manner as in (a) above) and multiply the resulting quotient by the amount in the Product Pool (the "Product Improvement Subpool").


                  (d) To determine an Operating Unit's share of the Product Operating Income Subpool, multiply the amount in the Product Operating Income Subpool by a fraction, the numerator of which is the Operating Unit's Operating Income and the denominator is the sum of all Units' Operating Income (calculated in the same manner as in (a) above).

                  (e) To determine an Operating Unit's share of the Product Improvement Subpool, multiply the amount of the Product Improvement Subpool by a fraction, the numerator of which is the Operating Unit's improvement (calculated in the same manner as in (a) above) and the denominator of which is the sum of all Operating Units' improvement (calculated in the same manner as in (a) above).

                  (f) To determine a Participant's share of the Product Operating Income Subpool, multiply the amount calculated in (d) above by a fraction, the numerator of which is the Participants' Target Bonus allocated to the Operating Unit and the denominator of which is the sum of all Target Bonuses allocated to the Operating Unit.

                  (g) To determine a Participant's share of the Product Improvement Subpool, multiply the amount calculated in (e) above by a fraction, the numerator of which is the Participants' Target Bonus allocated to the Operating Unit and the denominator of which is the sum of all Target Bonuses allocated to the Operating Unit.



EXAMPLE 3:

THE PRODUCT POOL IS $336,600. RELAY RAIL'S OPERATING UNIT INCOME IS $900,000 WHILE ITS AVERAGE UNIT INCOME IS A LOSS OF $100,000. THE SUM OF ALL OPERATING UNITS' "OPERATING UNIT INCOME" IS $6,800,000 AND THE SUM OF ALL OPERATING UNITS' IMPROVEMENT OVER THE SUM OF THEIR "AVERAGE UNIT INCOMES" IS $1,900,000. PRODUCT MANAGER SMITH HAS A TARGET AWARD OF $20,000 AND THE SUM OF ALL TARGET AWARDS ALLOCATED TO RELAY RAIL IS $120,000. TWENTY-FIVE PERCENT (25%) OF SMITH'S TARGET AWARD IS ALLOCATED TO THE GENERAL POOL, TEN PERCENT (10%) IS ALLOCATED TO MIDWEST AND SIXTY-FIVE PERCENT (65%) IS ALLOCATED TO RELAY RAIL. IT HAS BEEN DETERMINED THAT FIFTY PERCENT (50%) OF IMPROVEMENT FOR REDUCTION OF LOSSES SHALL BE COUNTED. THE PORTION OF SMITH'S INDIVIDUAL INCENTIVE AWARD ATTRIBUTABLE TO RELAY RAIL IS CALCULATED AS FOLLOWS:

(a) Determine Allocation Between Product Operating Income Subpool and Product Improvement Subpool:


         1.       $6,800,000  +   $ 1,900,000    =    $8,700,000

         2.       $6,800,000  /   $  8,700,000   =    78.16%

         3.       $1,900,000  /   $  8,700,000   =    21.84%

         4.       $  336,600    x    78.16%      =    $263,087
                                           ("Product Operating Income Subpool")

         5.       $  336,600    x     21.84%     =    $  73,513
                                                ("Product Improvement Subpool")

(b)      Determine Relay Rail's share of Product Operating Income Subpool and
           Product Improvement Subpool:

         1.       $   900,000
                  ---------------   x     $263,087    =     $34,820
                  $6,800,000                    (Relay Rail's Share of Product
                                                 Operating Income Subpool)

         2.       $   900,000 + ($100,000 X 50%)
                  ---------------   x     $ 73,513     =    $36,757
                  $1,900,000                     (Relay Rail's Share of Product
                                                   Improvement Subpool)



(c)      Determine Smith's Individual Award from Relay Rail:

         1.       $  20,000         x         65%         =     $13,000
                                                          (Smith's Target Award
                                                       Allocable to Relay Rail)
         2.       $  13,000
                  ------------      x       $34,820   =    $ 3,772
                  $120,000                           (Smith's Share of Product
                                                    Operating Income Subpool)
         3.       $  13,000
                  -------------     x       $36,757   =        $ 3,982
                  $120,000                           (Smith's Share of Product
                                                   Improvement Income Subpool)


Smith would also be able to receive an additional award based upon Midwest's performance and a portion of the General Pool.

IV.      STOCK IN LIEU OF CASH FOR EXECUTIVE OFFICERS

         Notwithstanding any other provision of this Plan, the Corporation's executive officers, as determined by the Committee, shall receive shares of the Corporation's Common Stock ("Stock"), subject to such restrictions on transferability as the Corporation's legal counsel may deem necessary or appropriate (such restrictions shall provide for no less than a two-year restriction on the voluntary transfer of such stock), in lieu of cash equal to 25% of the Individual Incentive Awards (without taking into account any discretionary payments under Section 3.3) that would otherwise be payable to such officers under the Plan. In the event such restriction on transferability should be violated, all proceeds derived from such transaction shall be forfeited to the Company. Such stock shall be forfeited and revert to the Company in the event the Participant's employment with the Company should cease within two (2) years after the date of grant, unless such forfeiture is waived by the Committee or said termination is attributable to the Participant's death, permanent disability, retirement with the consent of the Company's Chief Executive Officer or in the event of a "Change of Control". The amount of stock to be granted to an executive officer shall be calculated by: (a) dividing the closing price of the stock on the day preceding the date cash distributions are made under the Plan into a sum equal to 25% of the Individual Incentive Award that, but for this Article IV, would have been payable to such executive officer; and (b) multiplying the resulting quotient by 115% with fractional share interest being rounded to the nearest number of whole shares. Stock shall be deemed distributed to the executive officers on the first day of the calendar month following the date cash distributions are made or as soon thereafter as is practicable but the corporation shall retain custody of such shares until the Participant's risk of forfeiture has ended. Cash which would have been payable to executive officers, but for this Article IV, shall not be distributed and shall remain the property of the Corporation.

         "Change of Control" shall mean: (i) any person or group of persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act) of 20% or more of the combined voting power of all the outstanding voting securities of the Corporation or, (ii) at any time following any merger, consolidation, acquisition, sale of assets or other corporate restructuring of Corporation, during any period of six consecutive calendar months, individuals who were directors of the Corporation on the first day of such period, together with individuals elected as directors by not less than two-thirds of the individuals who were directors of the Corporation on the first day of such period, shall cease to constitute a majority of the members of the board of directors of the Corporation.

V.       ELIGIBILITY

         Unless changed or amended by the Committee, an employee shall be deemed a Participant in the Plan only if all of the following requirements are satisfied:

     A. A Participant must be a salaried employee of the Corporation, at a grade level set forth in Section 3.2 or as otherwise approved by L. B. Foster Company's Chairman of the Board and Chief Executive Officer for at least six (6) months of the entire fiscal year, unless deceased or retired.

     B. A Participant must not have: (i) been terminated for cause; (ii) voluntarily have resigned (other than due to retirement with the Company's consent) prior to the date Individual Incentive Awards are paid; or (iii), unless the Corporation agrees in writing that the employee shall remain a Participant in this Plan, been terminated for any reason whatsoever and have received money from the Corporation in connection with said termination.

     C. A Participant's services must not primarily be provided to the Corporation's Monitor Group Division, Natmaya, Inc., Fosmart, Inc. or CXT Incorporated, unless otherwise approved by the Chief Executive Officer.

     Notwithstanding the foregoing, Brian N. Southon, George H. Nelson and Franklin B. Davis shall not be Participants in the Plan.

         As used herein, "cause" to terminate employment shall exist upon (i) the failure of an employee to substantially perform his duties with the Corporation; (ii) the engaging by an employee in any criminal act or in other conduct injurious to the Corporation; or (iii) the failure of an employee to follow the reasonable directives of the employee's superior(s).

VI.      REALLOCATIONS

         6.1 In the event an employee has satisfied the eligibility criteria set forth in Article V(A), but has not satisfied the eligibility criteria set forth in Article V(B), the portion of the Individual Incentive Awards allocable to the Product Pool shall be calculated as though such employee was a Participant and any amounts which would have been payable to such employee from the Product Pool shall be used for discretionary payments under Section 3.3.

         6.2 Any portion of the Fund not otherwise distributed ("Excess Funds") shall be awarded to each Participant in an amount calculated by multiplying the amount of the Excess Funds by a fraction, the numerator of which shall be the Participant's Target Bonus and the denominator of which shall be the sum of all Participants' Target Bonuses.

VII.     PAYMENT OF AWARDS

         Payment of Individual Incentive Awards will be made on or before March 15, 2000, except that the timing of the distribution of stock pursuant to
Article IV shall be governed by Article IV.

VIII.    LIMITATIONS ON AWARDS

         Notwithstanding any other provision of this Plan, Individual Incentive Awards shall normally be limited to the amount of a Participant's Target Award.

IX.      ADMINISTRATION AND INTERPRETATION OF THE PLAN

         A determination by the Committee in carrying out, administering or interpreting this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.

         The Committee may, from time to time, amend the Plan; provided, however, that the Committee may not amend, terminate or suspend the Plan so as to reduce the Base Fund payable under the Plan.

         The Chief Executive Officer may delegate any of his duties herein.

         The Corporation's independent public accountants will review and verify the Corporation's determination of Pre-Incentive Income.